Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	April 30, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2026

FREEHOLD, NJ, April 30, 2026........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended March 31, 2026 of $65.8 million as compared to $61.2 million for the quarter ended March 31, 2025, representing an increase of 8%. Net Income Attributable to Common Shareholders amounted to $2.6 million or $0.03 per diluted share for the quarter ended March 31, 2026 as compared to a Net Loss of $271,000 or $0.00 per diluted share for the quarter ended March 31, 2025.

Funds from Operations Attributable to Common Shareholders (“FFO”), was $18.1 million or $0.21 per diluted share for the quarter ended March 31, 2026 as compared to $18.2 million or $0.22 per diluted share for the quarter ended March 31, 2025. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $19.4 million or $0.23 per diluted share for the quarter ended March 31, 2026, as compared to $18.8 million or $0.23 per diluted share for the quarter ended March 31, 2025.

A summary of significant financial information for the three months ended March 31, 2026 and 2025 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	March 31,
	2026	2025

Total Income	$65,838	$61,225
Total Expenses	$54,323	$51,651
Net Income (Loss) Attributable to Common Shareholders	$2,580	$(271)
Net Income (Loss) Attributable to Common Shareholders per Diluted Common Share	$0.03	$(0.00)
FFO (1)	$18,140	$18,172
FFO (1) per Diluted Common Share	$0.21	$0.22
Normalized FFO (1)	$19,356	$18,820
Normalized FFO (1) per Diluted Common Share	$0.23	$0.23
Basic Weighted Average Shares Outstanding	84,998	82,391
Diluted Weighted Average Shares Outstanding	85,371	83,335

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A summary of significant balance sheet information as of March 31, 2026 and December 31, 2025 is as follows (in thousands):

	March 31, 2026	December 31, 2025

Gross Real Estate Investments	$1,890,820	$1,869,390
Marketable Securities at Fair Value	$26,430	$23,758
Total Assets	$1,687,617	$1,699,036
Mortgages Payable, net	$554,041	$556,129
Loans Payable, net	$27,961	$27,696
Series A Bond Payable, net	$101,963	$101,751
Series B Bond Payable, net	$75,905	$75,651
Total Shareholders’ Equity	$896,034	$907,196

Samuel A. Landy, President and CEO, commented on the results of the first quarter of 2026.

“We are pleased to announce another solid quarter of operating results and an excellent start to 2026. During the quarter, we:

●	Increased Rental and Related Income by 9%;
●	Increased Community Net Operating Income (“NOI”) by 8%;
●	Increased Same Property Community NOI by 7%;
●	Increased Same Property Occupancy by 110 basis points from 87.9% to 89.0%; and
●	Issued and sold approximately 66,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $22.51 per share, generating gross proceeds and net proceeds, after offering expenses, of $1.5 million.”

Samuel A. Landy, President and CEO, commented, “UMH Properties delivered a stable first quarter in 2026, reflecting the strength and resilience of our long-term business plan. Normalized FFO was $0.23 per share. Our earnings were affected by an unusually harsh winter which impacted our home sales volume and increased our community operating expenses. Additionally, our interest expenses increased substantially over last year as a result of our refinancings and the issuance of a new bonds offering. Interest on completed lots and added rental units is expensed at the time of completion. This new debt capital will allow us to grow in the coming quarters as it is invested and our investments become income producing. Our results and earnings should improve as we are able to obtain our annual rent increases, invest in additional rental units, increase sales and complete additional acquisitions.”

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“Our communities continue to perform in line with our expectations. We are experiencing strong demand which is resulting in solid sales and growing occupancy and revenue. Our same-property occupancy increased by 171 sites from year end 2025 and an increase of 412 occupied sites year-over-year, driving a 7.1%, or $2.3 million, increase in NOI to $34.9 million. Rental home occupancy increased from 93.8% at year end to 94.6% at the end of the first quarter. Additionally, we converted 142 new homes from inventory to revenue-generating rental homes, expanding our rental portfolio to approximately 11,200 homes. Home sales remained robust despite the challenging winter, with gross sales revenue reaching $7.1 million, including sales at Honey Ridge. We anticipate sales growth as we progress into our peak selling seasons and begin selling homes into our newly opened expansions.”

“We are tightening our guidance range and expect normalized FFO in the range of $0.98-$1.04 (3) per diluted share, or $1.01 per diluted share at the midpoint compared to previous FFO guidance range of $0.97-$1.05 per diluted share. As we head into the seasonally strong spring and summer months, we anticipate continued growth in occupancy, NOI, and sales, delivering long-term value and growing earnings to our shareholders.”

UMH Properties, Inc. will host its First Quarter 2026 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Friday, May 1, 2026, at 10:00 a.m. Eastern Time.

The Company’s 2026 first quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Friday, May 1, 2026, and can be accessed by dialing toll free 855-669-9658 (domestically) and 412-317-0088 (internationally) and entering the passcode 2161306. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities containing approximately 27,100 developed homesites, of which contain 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 85.4 million shares for the three months ended March 31, 2026 and 83.3 million shares for the three months ended March 31, 2025. Common stock equivalents resulting from stock options in the amount of 373,000 for the year ended March 31, 2026 were included in the computation of Diluted Net Income per share. Common stock equivalents resulting from stock options in the amount of 944,000 shares for the three months ended March 31, 2025 were excluded from the computation of Diluted Net Loss per Share as their effect would have been anti-dilutive.

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The reconciliation of the Company’s U.S. GAAP net loss to the Company’s FFO and Normalized FFO for the three months ended March 31, 2026 and 2025 are calculated as follows (in thousands):

	Three Months Ended
	March 31, 2026	March 31, 2025
Net Income (Loss) Attributable to Common Shareholders	$2,580	$(271)
Depreciation Expense	17,976	16,663
Depreciation Expense from Unconsolidated Joint Ventures	246	217
Loss on Sales of Investment Property and Equipment	3	1
(Increase) Decrease in Fair Value of Marketable Securities	(39,083)	1,562
Loss on Marketable Securities, net	36,418	-0-
FFO Attributable to Common Shareholders	18,140	18,172
Amortization of Financing Costs	881	599
Non-Recurring Other Expense (2)	335	49
Normalized FFO Attributable to Common Shareholders	$19,356	$18,820

(2)	Consists of one-time legal and professional fees for the three months ended March 31, 2026 and 2025.

The following are the cash flows provided by (used in) operating, investing and financing activities for the three months ended March 31, 2026 and 2025 (in thousands):

	2026	2025
Operating Activities	$20,844	$12,779
Investing Activities	(33,187)	(56,411)
Financing Activities	(22,612)	(18,693)

(3)	The following table reconciles Net Income Attributable to Common Shareholders per share – fully diluted guidance to FFO Attributable to Common Shareholders per share - fully diluted guidance and Normalized FFO Attributable to Common Shareholders per share - fully diluted guidance:

Full Year Guidance 2026

Net Income Attributable to Common Shareholders per share – fully diluted	$0.07-$0.13
Depreciation	$0.85
FFO Attributable to Common Shareholders per share - fully diluted	$0.92-$0.98
Amortization of Financing Costs and Non- Recurring Other Expenses	$.06
Normalized FFO Attributable to Common Shareholders per share - fully diluted	$0.98-$1.04